Exhibit 99.1

Melinta Therapeutics, Inc.

Financial Statements as of December 31, 2016 and 2015, and

for the Years Ended December 31, 2016, 2015 and 2014, and

Report of Independent Registered Public Accounting Firm

MELINTA THERAPEUTICS, INC.

TABLE OF CONTENTS

Page(s)
Report of Independent Registered Public Accounting Firm	2

Consolidated Financial Statements
Consolidated Balance Sheets	4
Consolidated Statements of Operations	5
Consolidated Statements of Stockholders’ Deficit	6
Consolidated Statements of Cash Flows	7
Notes to Consolidated Financial Statements	8 to 39

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Melinta Therapeutics, Inc.

New Haven, Connecticut

We have audited the accompanying consolidated balance sheets of Melinta Therapeutics, Inc. and subsidiaries (the “Company”), as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, cash flows, and the related notes to the consolidated financial statements for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 10, 2017 (December 5, 2017 as to the basic and diluted net loss per share included in the statement of operations and described in Note 19, and as to the industry segment and geographic information included in Note 2 to the audited consolidated financial statements)

MELINTA THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	As of December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,409	$30,158
Receivables	454	497
Prepaid expenses and other current assets	3,226	1,038
Preferred stock tranche assets	—	1,313

Total current assets	15,089	33,006

Property and equipment, net	1,101	1,258
Other assets	444	1,964

TOTAL ASSETS	$16,634	$36,228

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$5,136	$5,206
Accrued expenses	6,360	8,274
Notes payable, net	11,075	4,497
Accrued interest on note payable	174	188
Preferred stock warrants	674	1,456

Total current liabilities	23,419	19,621

LONG-TERM LIABILITIES:
Notes payable, net of current	12,647	23,729
Convertible promissory notes (See Notes 5 & 17)	45,127	—
Deferred revenues	9,008	9,008
Accrued notes payable exit fee	1,050	1,050
Other long-term liabilities	491	192

Total long-term liabilities	68,323	33,979

COMMITMENTS AND CONTINGENCIES

CONVERTIBLE PREFERRED STOCK:
Series 1 Convertible Preferred Stock, $0.01 par value; liquidation preference of $18,822 as of December 31, 2016	1,433	1,433
Series 2-A Convertible Preferred Stock, $0.01 par value; liquidation preference of $25,683 as of December 31, 2016	17,027	17,027
Series 2-B Convertible Preferred Stock, $0.01 par value; liquidation preference of $112,254 as of December 31, 2016	49,038	49,038
Series 3 Convertible Preferred Stock, $0.01 par value; liquidation preference of $84,863 as of December 31, 2016	71,125	71,125
Series 3-B Convertible Preferred Stock, $0.01 par value; liquidation preference of $16,326 as of December 31, 2016	5,991	5,991
Series 4 Convertible Preferred Stock, $0.01 par value; liquidation preference of $78,405 as of December 31, 2016	73,729	60,113

Total convertible preferred stock	218,343	204,727

STOCKHOLDERS’ DEFICIT:

Common stock, $0.001 par value; 350,000,000 shares authorized; 1,161,583 and 1,003,388 shares issued and outstanding at December 31, 2016, and December 31, 2015, respectively	1	1
Additional paid-in capital	220,291	217,711
Accumulated deficit	(513,743)	(439,811)

Total stockholders’ deficit	(293,451)	(222,099)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$16,634	$36,228

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2016	2015	2014
REVENUES	$—	$—	$—
OPERATING EXPENSES:
Research and development	49,791	62,788	53,647
General and administrative	19,410	14,159	13,562

Total operating expenses	69,201	76,947	67,209

Loss from operations	(69,201)	(76,947)	(67,209)

OTHER (EXPENSE) INCOME, NET:
Interest income	30	31	24
Interest expense	(3,390)	(3,160)	(1,396)
Interest expense on convertible promissory notes (See Notes 5 & 17)	(1,016)	—	—
Loss on early extinguishment of debt	—	—	(153)
Change in fair value of tranche assets and liabilities	(1,313)	(2,727)	(351)
Change in fair value of warrant liability	781	42	—
Adjustment to liability for potential royalties	—	3,978	1,026
State tax exchange credit	160	114	275
Foreign exchange loss	17	(7)	—

Total other expense, net	(4,731)	(1,729)	(575)

NET LOSS	$(73,932)	$(78,676)	$(67,784)

Accretion of convertible preferred stock dividends	(21,117)	(16,248)	(9,859)

Net loss attributable to common stockholders	$(95,049)	$(94,924)	$(77,643)

Net loss per share attributable to common stockholders, basic and diluted	$(94.29)	$(600.78)	$(1,125.26)

Weighted-average shares, basic and diluted	1,008	158	69

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at January 1, 2014	68,872	$—	$214,188	$(293,351)	$(79,163)
Stock-based compensation	—	—	1,374	—	1,374
Common stock forfeitures	(68)	—	—	—	—
Net loss	—	—	—	(67,784)	(67,784)

Balances at December 31, 2014	68,804	$—	$215,562	$(361,135)	$(145,573)

Stock-based compensation	—	—	1,785	—	1,785
Common stock forfeitures	(65)	—	—	—	—
Stock option exercises	934,649	1	364	—	365
Net loss	—	—	—	(78,676)	(78,676)

Balances at December 31, 2015	1,003,388	$1	$217,711	$(439,811)	$(222,099)

Stock-based compensation	—	—	2,515	—	2,515
Common stock forfeitures	(232)	—	—	—	—
Stock option exercises	158,427	—	65	—	65
Net loss	—	—	—	(73,932)	(73,932)

Balances at December 31, 2016	1,161,583	$1	$220,291	$(513,743)	$(293,451)

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(73,932)	$(78,676)	$(67,784)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	497	624	518
Adjustment to liability for potential royalties	—	(3,971)	(1,026)
Change in fair value of tranche assets and liabilities	1,313	2,721	351
Loss on early extinguishment of debt	—	—	153
Non-cash interest expense	2,010	1,441	779
Stock-based compensation	2,515	1,785	1,374
Change in fair value of warrant liability	(781)	(42)	—
Write off of deferred equity finance costs	969	—	—
Asset impairment	—	231	—
Other	—	12	—
Changes in operating assets and liabilities:
Receivables	43	(228)	(149)
Prepaid expenses and other current assets	(1,461)	458	516
Accounts payable	(21)	(2,874)	4,186
Accrued expenses	(1,840)	(2,418)	2,371
Accrued interest on notes payable	(14)	119	(2)
Deferred revenues	—	9,008	—
Other non-current assets and liabilities	122	(744)	—

Net cash used in operating activities	(70,580)	(72,554)	(58,713)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(463)	(688)	(410)

Net cash used in investing activities	(463)	(688)	(410)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible preferred stock	13,625	82,991	50,000
Payment of preferred stock issuance costs	(9)	(92)	(62)
Proceeds from the issuance of notes payable	44,111	10,000	20,000
Proceeds from the exercise of stock options	65	365	—
Deferred stock issuance costs	—	(405)	—
Payment of notes payable issuance costs and fees	—	—	(274)
Repayment of notes payable	(5,498)	—	(9,404)
Fees paid upon repayment of notes payable	—	—	(709)

Net cash provided by financing activities	52,294	92,859	59,551

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,749)	19,617	428
CASH AND CASH EQUIVALENTS, beginning of the year	30,158	10,541	10,113

CASH AND CASH EQUIVALENTS, end of the period	$11,409	$30,158	$10,541

Supplemental cash flow information:
Cash paid for interest	$2,411	$1,600	$619
Cash received from exchange of state tax credits, net	$207	$—	$176

Supplemental non-cash flow information:
Accrued notes payable exit fee	$—	$175	$875
Accrued notes payable issuance costs	$—	$—	$87
Accrued purchases of fixed assets	$12	$135	$37
Accrued deferred stock issuance costs	$475	$559	$—

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 1 –     NATURE OF THE BUSINESS

Melinta Therapeutics, Inc. (the “Company” or “Melinta”), a Delaware corporation, was formed in October 2000. The Company is a pre-commercial stage biopharmaceutical company developing new antibiotics to overcome drug-resistant, life-threatening infections. The Company has a late-stage product, Baxdela, which is being advanced for acute bacterial skin and skin structure infections and other serious infections. The Company also has a proprietary drug discovery platform, enabling a unique understanding of how antibiotics combat infection and has generated a pipeline spanning multiple phases of research and clinical development. The Company filed two New Drug Applications (NDAs) for intravenous (IV) and tablet formulations of Baxdela with the United States’ Food and Drug Administration (FDA) on October 19, 2016, and, due to the Company’s receipt of a designation that provides priority and expedited review, received FDA approval on June 19, 2017. The Company is currently completing its plans to commercialize Baxdela and anticipates sales will begin in the first quarter of 2018.

The Company is subject to risks similar to other companies in the industry, including, but not limited to, the uncertainty of drug discovery and development, the need for additional funding, dependence on key personnel, risks related to biotechnology, uncertainty of regulatory approval, and protection of proprietary technology. There can be no assurance that the Company’s research and development efforts will be successful, that adequate patent protection for the Company’s technology will be obtained, that any products developed will obtain the necessary government regulatory approval, or that any approved products will be commercially viable. In addition, the Company operates in an environment of rapid change in technology, with substantial competition from pharmaceutical and biotechnology companies, and is dependent upon the services of its employees and consultants.

The Company is privately held and was recapitalized in November 2012 when a new investor led a Series 2 Preferred Stock financing in the amount of $67,500 (the “Recapitalization”). In January 2014, the Company finalized a Series 3 Preferred Stock Agreement for an additional $70,000 financing, with both existing and new stockholders participating. Melinta received $50,000 of the Series 3 financing in 2014 and $20,000 in 2015. In December 2014, the Company entered into a loan agreement with a new lender pursuant to which it borrowed an initial term loan amount of $20,000. In January 2015, the Company received $15,000 relating to agreements signed with Eurofarma Laboratorios, S.A. (“Eurofarma”) in December 2014. In June 2015, pursuant to the Series 4 Convertible Preferred Stock Purchase Agreement (“Series 4 Purchase Agreement”), the Company agreed to sell up to $67,000 of Convertible Preferred Stock (“Series 4 Preferred Stock”) for which the Company received proceeds of $46,000 and $11,000 in June 2015 and December 2015, respectively. In December 2015, pursuant to the achievement of certain milestones with respect to the terms in the loan agreement, the Company received an additional advance on the term loan in the amount of $10,000. In March 2016, the Company received net proceeds of $13,616 in connection with the exercise of an optional third closing of Series 4 Preferred Stock. Melinta also received $44,111 from the issuance of convertible promissory notes in installments during the third and fourth quarters of 2016. See Note 5 for further discussion of the optional third closing and the convertible promissory notes.

The Company has incurred losses from operations since its inception and had an accumulated deficit of $513,743 as of December 31, 2016. In addition, at December 31, 2016, the Company had $68,613 of outstanding principal balance of notes payable. The Company expects to incur substantial expenses and further losses in the foreseeable future for the research, development, and commercialization of its product candidates. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. As a result, the Company will need to fund its operations through public or private equity offerings, debt financings, or corporate collaborations and licensing arrangements. During the year ended December 31, 2016, the Company raised $57,736 through equity and debt financing and partnering activities. In addition, subsequent to year-end, the Company entered into additional convertible note agreements, which provide access to $18,194 of debt financing, of which the Company received advanced funding of $4,120 as of December 31, 2016 (see Note 5), and received $19,904 associated with a new licensing and collaboration agreement with a company in Europe (see Note 20). These amounts plus existing cash and cash equivalents will not be sufficient to fund the Company’s operations for the entirety of 2017, based on the Company’s 2017 operating plan, and there can be no assurance that the Company will be able to raise the capital it requires on favorable terms, in sufficient amounts or at all. The accompanying financial statements have been prepared on a going-concern basis and do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2 –     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates—The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. The Company invests excess cash primarily in money market funds.

Concentration of Credit Risk—Concentration of credit risk exists with respect to cash and cash equivalents. The Company maintains its cash and cash equivalents with federally insured financial institutions, and at times, the amounts may exceed the federally insured deposit limits. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which deposits are held.

Fair Value of Financial Instruments—The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, tax credit and other receivables, accounts payable, accrued expenses, notes payable, preferred stock tranche assets and liabilities and preferred stock warrants, approximated their fair values at December 31, 2016 and 2015.

Debt Issuance Costs—Debt issuance costs represent legal and other direct costs incurred in connection with the Company’s notes payable. These costs were recorded as debt issuance costs in the balance sheets at the time they were incurred, as a contra-liability included in the notes payable line item, and are amortized as a non-cash component of interest expense using the effective interest method over the term of the note payable.

Property and equipment—Property and equipment are recorded at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their useful lives or the remaining term of the lease. Major improvements are capitalized, while repair and maintenance costs, which do not improve or extend the useful lives of the respective assets, are expensed as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the balance sheets and any resulting gain or loss is credited or charged to income.

Depreciation periods for the Company’s property and equipment are as follows:

Laboratory equipment	5 years
Furniture and fixtures	5 years
Office equipment	3 years
Leasehold improvements	Shorter of useful life or lease term
Purchased software	3 years

Impairment of Long-Lived Assets—Long-lived assets consist primarily of property and equipment. The Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. The Company has not recorded any significant impairment charges to date with respect to its fixed assets.

Revenue Recognition—As a pre-commercial stage biopharmaceutical company, the Company does not yet have any approved products, and no product revenues are being currently generated by the Company.

Research and Development Costs—Research and development costs are expensed as incurred and primarily include:

•	external discovery and development costs incurred through agreements with contract research organizations, contract manufacturers and medicinal chemistry service providers, and milestone and license payments made under licensing arrangements;

•	scientific salaries, fringes and stock-based compensation;

•	depreciation and amortization expenses for long-lived assets supporting research and development activities;

•	laboratory supplies; associated rent and other facilities costs; professional and consulting fees; and

•	travel and other costs.

Patent Costs—All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed to general and administrative expenses as incurred, as recoverability of such expenses is uncertain.

Stock-Based Compensation—The Company has two stock-based compensation plans, known as the 2001 Stock Option and Incentive Plan (the “2001 Plan”) and the 2011 Equity Incentive Plan (the “2011 Plan”). Under these plans, restricted stock, stock options and other stock-related awards may be granted to the Company’s directors, officers, employees and consultants. Stock options are granted at exercise prices not less than the fair market value of the Company’s common stock at the date of grant.

The Company utilizes a Black-Scholes option-pricing model for determining the estimated fair value of awards. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price, and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense. After the adoption of ASU 2016-09 (see discussion below), the Company does not estimate forfeitures when recognizing compensation expense; instead, it recognizes forfeitures as they occur.

The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the estimated grant-date fair values. Stock options granted to employees typically vest over four years from the grant date and expire after 10 years. Stock options granted to nonemployees are subject to periodic revaluation over their vesting terms. As a result, the charge to operations for nonemployee options with vesting is affected each reporting period by changes in the fair value of the stock options.

Comprehensive Loss—Comprehensive loss is equal to net loss as presented in the accompanying statements of operations.

Preferred Stock Warrants—In connection with a loan and security agreement (“2014 Loan Agreement”) entered into during 2014, the Company issued preferred stock warrants. The Company accounts for the freestanding warrants to purchase shares of convertible preferred stock at fair value as liabilities in the balance sheets, as such warrants provide the holders with “down-round” protection, can be settled on a net basis, and are related to convertible preferred stock classified outside of stockholders’ deficit. The preferred stock warrants are subject to remeasurement using a Black-Scholes option-pricing model at each respective balance sheet date, with changes in the fair value recorded as other income or expense in the statements of operations.

Income Taxes—The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Accounting Standards Codification (“ASC”) 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

The Company has recorded a full valuation allowance at each balance sheet date presented. Based on the available evidence, the Company does not believe that it is more likely than not that it will be able to utilize its deferred tax assets in the future.

In accordance with the provisions of ASC 740, the Company would accrue for the estimated amount of taxes for uncertain tax positions if it is more likely than not that the Company would be required to pay such additional taxes. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained. The Company’s policy is to recognize any interest and penalties related to income taxes in income tax expense. As of December 31, 2016 and 2015, the Company had no uncertain tax positions.

Convertible Preferred Stock—The Company has adopted the provisions of ASC 480-10-S99-3A, “SEC Staff Announcement: Classification and Measurement of Redeemable Securities,” for all periods presented, and accordingly classifies its Series 1, Series 2, Series 3 and Series 4 convertible preferred stock outside of stockholders’ deficit. This results from the Company’s certificate of incorporation allowing for the occurrence of a deemed liquidation event in which all of the holders of equally and more subordinated equity instruments of the Company would not always be entitled to receive the same form of consideration in the same proportion. Such a deemed liquidation event is currently not probable of occurring.

Industry Segment and Geographic Information—The Company operates in a single industry segment – the discovery and development of antibiotics for the treatment of drug-resistant, life-threatening infections. The Company had no foreign based operations during any of the years presented.

Recently Adopted Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is effective for annual reporting periods ending after December 15, 2016. This pronouncement provides additional guidance surrounding the disclosure of going concern uncertainties in the financial statements and implements requirements for management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. The Company adopted this guidance as of January 1, 2016. The adoption did not have any impact on the Company’s financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. On January 1, 2016, the Company adopted this guidance on a modified retrospective basis and changed its accounting policy for stock-based compensation to recognize stock option forfeitures as they occur rather than estimating an expected amount of forfeitures. The impact of this change to the financial statements was not significant and, therefore, the Company did not record an adjustment to its beginning accumulated deficit as of January 1, 2016.

Other Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue From Contracts With Customers, which was originally effective for annual reporting periods beginning after December 15, 2016. In July 2015, the FASB deferred the effective date of ASU 2014-09 by one year. In April and May 2016, the FASB issued ASU’s 2016-10 and 2016-12, respectively, which amended certain aspects of the guidance in ASU 2016-09. The update, as amended, is now effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted as of the original effective date. This pronouncement outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The core principle of the guidance is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Companies can choose to apply the standard retrospectively to each prior reporting period presented (full retrospective application) or retrospectively with the cumulative effect of initially applying the standard to contracts that are not completed as of the adoption date as an adjustment to the opening balance of retained earnings of the annual reporting period that includes the date of initial application (modified retrospective application). The Company is planning to adopt this guidance as of January 1, 2018, using the modified retrospective application. The Company expects that the adoption of this guidance will not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases, its new standard on accounting for leases. ASU 2016-02 introduces a lessee model that brings most leases on the balance sheet and requires that entities apply the effects of these changes using a modified retrospective approach, which includes a number of optional practical expedients. The new guidance will be effective for public business entities for annual periods beginning after December 15, 2018 (e.g., calendar periods beginning on January 1, 2019), and interim periods therein. For all other entities, ASU 2016-02 will be effective for annual periods beginning after December 15, 2019 (e.g., calendar periods beginning on January 1, 2020), and interim periods thereafter. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. The Company plans to adopt this guidance as of January 1, 2019, and it is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial position, operations and cash flows.

In March 2016, the FASB issued ASU 2016-06, Contingent Put and Call Options in Debt Instruments, which clarifies that in assessing whether an embedded contingent put or call option is clearly and closely related to the debt host, an entity is required to perform only the four-step decision sequence in ASC 815-15-25-42 (as amended by ASU 2016-06), but it does not have to separately assess whether the event that triggers its ability to exercise the contingent option is itself indexed only to interest rates or credit risk. ASU 2016-06 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. An entity can early adopt ASU 2016-06, including in an interim period; however, if the entity early adopts it in an interim period, it should reflect any adjustment as of the beginning of the fiscal year that includes the interim period. ASU 2016-06 requires the use of a modified retrospective transition approach. The Company plans to adopt this guidance on January 1, 2018, and it is currently evaluating the impact that the adoption of ASU 2016-06 will have on its financial position, operations and cash flows.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which clarifies guidance on the classification and presentation of restricted cash in the statement of cash flows. The ASU states that an entity 1) should include amounts deemed to be restricted cash in its cash and cash-equivalent balances in the statement of cash flows; 2) should present a reconciliation between the statement of financial position and statement of cash flows when the statement of financial position includes more than one line item for cash or cash equivalents; 3) must not present changes in restricted cash that result from transfers between unrestricted and restricted cash as cash flow activities in the statement of cash flows; and

4) must disclose information about material amounts of restricted cash. The ASU is effective for public entities for fiscal years beginning after December 15, 2017, including interim periods. It is effective for all other entities one year later. The Company adopted this guidance as of January 1, 2017, retrospectively to all periods presented. Adopting this guidance has no impact on the Company’s financial statements presented because it does not have any restricted cash on its consolidated balance sheets.

On August 26, 2016, the FASB issued ASU 2016-15, which amends the guidance in ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistent principles on this topic. The ASU’s amendments add or clarify guidance on eight cash flow issues:

•	Debt prepayment or debt extinguishment costs;

•	Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing;

•	Contingent consideration payments made after a business combination;

•	Proceeds from the settlement of insurance claims;

•	Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies;

•	Distributions received from equity method investees;

•	Beneficial interests in securitization transactions; and

•	Separately identifiable cash flows and application of the predominance principle.

The guidance in the ASU is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted for all entities. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively from the earliest date practicable if retrospective application would be impracticable. The Company plans to adopt this guidance on January 1, 2019, and it is currently evaluating the impact that the adoption will have on its financial position, operations and cash flows.

NOTE 3 –     EUROFARMA AGREEMENT

In December 2014, the Company entered into a Series 3-B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) and concurrent Distribution (the “Distribution Agreement”) and Supply Agreements (the “Supply Agreement”) with Eurofarma. The Distribution Agreement and Supply Agreement, collectively, are referred to as the “Commercial Agreements.” Pursuant to the Stock Purchase Agreement, the Company agreed to issue to Eurofarma 5,262,373 shares of Series 3-B Preferred Stock at the purchase price of $2.660397 per share. Melinta received the proceeds from this stock sale of $14,000 on January 6, 2015, and thus, the purchaser’s right to the shares of Series 3-B Preferred Stock began accruing on that date.

Under the Distribution Agreement, the Company appoints Eurofarma as its sole and exclusive distributor of Baxdela formulations in Brazil for use in various indications and Eurofarma agrees to commercialize Baxdela in Brazil for those indications. Eurofarma paid the Company $1,000 under the Distribution Agreement in January 2015. An additional $2,000 will be due upon the earlier of (i) approval of pricing to sell Baxdela in Brazil and (ii) Eurofarma’s first commercial sale of Baxdela in Brazil.

Because the Eurofarma agreements were entered into on a concurrent basis, the Company evaluated the entire arrangement as a multiple element arrangement in order to allocate value to each of the identifiable deliverables at the inception of the arrangement. The Company identified the Series 3-B Convertible Preferred Stock equity component and the Commercial Agreements as separate deliverables. The Company estimated the fair values of each unit of accounting and allocated the $15,000 fixed arrangement consideration to those units based on their relative fair values. The fair value of the Commercial Agreements was determined by estimating the value of commercializing the product independently in Brazil versus the value estimated to be received by the Company as a product supplier to Eurofarma. The difference was deemed to be the value of the Commercial Agreements and represents the value of the Brazil distribution rights. The fair value of the equity component was determined using a probability-weighted expected return model (“PWERM”) as described in Note 9. Based on this process, the Company recorded approximately $6,000 of Series 3-B Convertible Preferred Stock and approximately $9,000 of deferred revenue in January 2015, the period when the funding provided by these agreements was received and the Series 3-B Preferred Stock was issued. The deferred revenue will be recognized as product is delivered under the Commercial Agreements.

NOTE 4 –     BALANCE SHEET COMPONENTS

Prepaid and Other Current Assets—Prepaid and other current assets consisted of the following:

	As of December 31,
	2016	2015
Prepaid contracted services	$2,483	$509
Other prepaid expenses	743	529

Total prepaid and other current assets	$3,226	$1,038

Property and Equipment, Net—Property and equipment, net consisted of the following:

	As of December 31,
	2016	2015
Laboratory equipment	$3,332	$3,282
Office equipment	434	404
Purchased software	932	797
Furniture and fixtures	219	188
Leasehold improvements	4,588	4,587
Assets in development	166	90

	9,671	9,348
Less-accumulated depreciation	(8,570)	(8,090)

Property and equipment, net	$1,101	$1,258

Depreciation expense relating to property and equipment was $497, $624 and $518 for the years ended December 31, 2016, 2015 and 2014, respectively.

Accrued Expenses—Accrued expenses consisted of the following:

	As of December 31,
	2016	2015
Accrued contracted services	$2,564	$4,727
Payroll related expenses	1,825	1,876
Professional fees	1,540	1,328
Accrued other	431	343

Total accrued expenses	$6,360	$8,274

Accrued contracted services are primarily comprised of amounts owed to third-party clinical research organizations and contract manufacturers for research and development work performed on behalf of the Company, and amounts owed to third-party marketing organizations for work performed to support the commercialization of Baxdela. The accrued expense represents the Company’s best estimate of amounts owed through period-end, based on all information available. Such estimates are subject to change as additional information becomes available.

NOTE 5 –     NOTES PAYABLE

The Company’s outstanding debt balances consisted of the following:

	As of December 31,
	2016	2015
Principal balance under the 2014 Loan Agreement	$24,502	$30,000
Debt discount and deferred financing costs for 2014 Loan Agreement	(780)	(1,774)

Net balance under the 2014 Loan Agreement	23,722	28,226
Less: current maturities, including deferred financing costs and debt discount	11,075	4,497

Long-term balance under the 2014 Loan Agreement	12,647	23,729

Principal outstanding under Convertible Promissory Notes	44,111	—
Interest outstanding under Convertible Promissory Notes	1,016	—

Total Convertible Promissory Notes	45,127	—

Total long-term debt, net of current maturities	$57,774	$23,729

2012 Loan Agreement

In February 2012, the Company entered into a loan and security agreement (the “2012 Loan Agreement”) pursuant to which it borrowed an aggregate principal amount of $15,000. Melinta was obligated to make monthly payments in arrears of interest only through December 1, 2012. Commencing on January 1, 2013, the Company was obligated to make consecutive equal monthly payments of principal and interest. All unpaid principal and accrued and unpaid interest under the 2012 Loan Agreement was due and payable in full on June 1, 2015. For the year ended December 31, 2014, the Company recognized $220 of interest expense related to the amortization of the facility fee and the accrued exit fee.

In December 2014, in connection with the 2014 Loan Agreement (discussed below), the Company paid in full all amounts then due under the 2012 Loan Agreement. Melinta recognized a loss on early extinguishment of debt of $153 for the year ended December 31, 2014.

2014 Loan Agreement

In December 2014, the Company entered into the 2014 Loan Agreement with a lender pursuant to which it borrowed an initial term loan amount of $20,000. In December 2015, pursuant to the achievement of certain milestones with respect to the terms in the 2014 Loan Agreement, the Company borrowed an additional term loan advance in the amount of $10,000.

The Company was obligated to make monthly payments in arrears of interest only, at a rate of the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5% per annum, commencing on January 1, 2015, and continuing on the first day of each successive month thereafter through and including June 1, 2016. Commencing on July 1, 2016, and continuing on the first day of each month through and including June 1, 2018, the Company must make consecutive equal monthly payments of principal and interest. All unpaid principal and accrued and unpaid interest with respect to the 2014 Loan Agreement are due and payable in full on June 1, 2018.

The loan is collateralized by substantially all of the Company’s assets, excluding its intellectual property. In connection with the 2014 Loan Agreement, the Company entered into a negative pledge arrangement in which the Company has agreed not to encumber its intellectual property. The Company paid a $195 facility fee at the inception of the loan, which was recorded as debt discount and is being recognized as additional interest expense over the term of the loan. Subject to certain limited exceptions, amounts prepaid in relation to the 2014 Loan Agreement are subject to a prepayment fee on the then outstanding balance of 3% in the first year, 2% in the second year, and 1% thereafter. In addition, upon repayment of the total amounts borrowed, the Company will be required to pay an exit fee equal to 3.5% of the total of the amount borrowed. The amount of the exit fee was $1,050 as of both December 31, 2016 and 2015, and was recorded as a debt discount and included in non-current liabilities. The accrued exit fee is amortized as a non-cash component of interest expense over the term of the loan.

Under the terms of the 2014 Loan Agreement, the Company is subject to operational covenants, including limitations on the Company’s ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. The Company was subject to a covenant that required specified minimum levels of liquidity, which commenced July 1, 2015, and was initially $13,000, subject to reduction or termination upon the achievement of certain milestones. In April 2016, the minimum liquidity financial covenant was reduced to $5,000, and in December 2016, it was eliminated altogether. As of December 31, 2016, the Company believes it was in compliance with its operational covenants.

Scheduled future minimum payments under the 2014 Loan Agreement as of December 31, 2016, were as follows:

Amounts
2017	$13,321
2018	14,263

Total future minimum payments	27,584
(Less) interest	(2,032)
(Less) exit fee	(1,050)

Total principal	24,502
(Less) unamortized debt discount	(780)

Loan payable, net	$23,722

Convertible Promissory Notes

In July 2016, the Company entered into an agreement with certain of its investors to issue $20,000 in Convertible Promissory Notes (the “July Notes”), under which it issued $10,000 in July 2016 and $10,000 in August 2016. In September 2016, the Company entered into an additional agreement with these investors to issue an additional $19,990 in Notes (the “September Notes”), under which it issued $7,845 in September 2016, $2,150 in October and $9,995 in November 2016.

Both the July Notes and the September Notes (collectively, “the Notes”), are unsecured and subordinated in right of payment to the 2014 Loan Agreement and bear an annual interest rate of 8%. Under the terms of the Notes, if the Company completes a preferred stock or common stock financing prior to June 2, 2018, all outstanding principal and accrued interest will automatically convert into shares of the stock issued in the financing based on the price per share of the financing. If the Company does not complete an equity financing prior to June 2, 2018, the note holders have the right to demand repayment of principal and accrued interest or convert all outstanding principal and accrued interest into shares of Series 4 preferred stock at the Series 4 preferred stock price per share of $1.044687. In addition, the September Notes include the right, at the discretion of the investors, to purchase, at fair value, certain assets of the Company using some or all of the September Notes, and other compensation, to complete the purchase.

In January 2017, the Company entered into an additional agreement with certain investors to issue an additional $18,194 in Convertible Promissory Notes, (“January 2017 Notes”) to be issued in installments over January, February and March

2017. The terms of the January 2017 Notes are similar to the July Notes; however, in the event of an IPO, the 2017 notes will convert to common shares at a discount of up to 15% of the IPO price. The Company received advanced funding of $4,120 in December 2016 related to the January 2017 Notes.

As of December 31, 2016, the Company had outstanding convertible notes totaling $44,111, and accrued interest of $1,016, for a total carrying value of $45,127. We recorded the accrued interest with the balance of the convertible notes because, under the terms of the notes, we expect the accrued interest to be converted with the notes into shares of stock. This amount is included in long-term notes payable on the consolidated balance sheet.

There are no minimum liquidity requirements or other significant financial covenants associated with the notes.

2017 Loan Agreement

On May 2, 2017, the Company entered into a Loan and Security Agreement with a new lender (the 2017 Loan Agreement). Under the 2017 Loan Agreement, the lender has made available to the Company up to $80,000 in debt financing and up to $10,000 in equity financing. The Company is eligible for up to four tranches of debt, each under a separate promissory note, of $30,000, $10,000, $20,000 and $20,000. No amounts under any of the tranches will be available to the Company until after the NDA approval of Baxdela (see Note 1 for further information on the current status and expected timing). In addition, the availability of the third tranche is subject to the modification of certain of the Company’s license agreements to ensure the new lender’s rights under the 2017 Loan Agreement (the “License Modification”). While the Company is expecting NDA approval of Baxdela and the License Modification, it can give no assurances such activities will actually occur. Subject to the contingencies referenced previously, after the funding of the first tranche of $30,000, the Company has the right to draw the second and third tranches through the earlier of the 18-month anniversary of the funding of the first tranche and December 31, 2018. In addition to the NDA approval and License Modification, the fourth tranche is available only upon the successful achievement of certain sales milestones on or prior to September 30, 2019 (such sales milestones can be extended to December 31, 2019 if certain conditions are met).

The 2017 Loan Agreement bears an annual interest rate equal to the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5%. The Company is also required to pay the lender an end of term fee upon the termination of the arrangement. If the outstanding principal is at or below $40,000, the 2017 Loan Agreement requires interest-only monthly payments for 18 months, at which time the Company has the option to pay the principal due or convert the outstanding loan to an interest plus royalty-bearing note. If, at any time, the principal exceeds $40,000 under the 2017 Loan Agreement, the instruments automatically convert to an interest plus royalty arrangement. Under this arrangement, the lender will receive a royalty, based on net sales, of between 1.02% and 2.72% depending on the balance of notes outstanding. Specifically, the royalty is 1.02% for the first tranche, plus an additional 0.34% after the funding of the second tranche, plus an additional 0.68% after funding of the third tranche and an additional 0.68% after the funding of the fourth tranche. These additional payments will be applied to either accrued interest or principle based on stated rates of return that vary with time. The principal for each note must be repaid by the seventh anniversary of the note, along with end-of-term fees that vary with time.

Under the terms of the 2017 Loan Agreement, the lender has the right to participate in future debt or equity financings of the Company totaling $10,000. Upon the funding of the first loan advance, the lender has committed to $5,000 of this investment, which will be in the form of either the January 2017 Notes or any other debt or equity securities issued by the Company on or prior to the funding of the first tranche of the 2017 Loan Agreement.

The proceeds of the 2017 Loan Agreement will be used to retire the 2014 Loan Agreement, support the commercialization of the Company’s lead product and fund the general operations of the Company. There are no financial covenants under the agreement; however, the Company is obligated to provide certain financial information each quarter and fiscal year. The loan will be collateralized by substantially all of the Company’s assets.

NOTE 6 –     WARRANTS

The Company has outstanding warrants to purchase common stock, originally issued in connection with debt issuances in 2012 or prior years, which have an immaterial fair value, as follows:

•	170 shares at an exercise price of $3,509.57 that expire in September 2017, and

•	1,888 shares at an exercise price of $396.95 that expire in February 2019.

In December 2014, pursuant to the 2014 Loan Agreement, the Company issued warrants to purchase 1,151,936 shares of Series 3 convertible preferred stock (“2014 Series 3 Warrants”), subject to adjustment under certain circumstances. The warrants were immediately exercisable at $0.976616 per share of preferred stock and expire in December 2024. If the Company completes a next preferred stock round or an initial public offering of common stock, the exercise price will be the lower of the then effective exercise price, the preferred round price or 80% of an initial public offering price. The Company valued the 2014 Series 3 Warrants using a Black-Scholes option-pricing model, and the initial fair value of the 2014 Series 3 Warrants of $1,256 was recorded as a debt discount and will be amortized to interest expense over the term of the note payable. The assumptions used in the model were: the fair value of the Series 3 Preferred Stock, which was determined using a PWERM analysis, an expected life of 9.1 years, a risk-free interest rate of 2.1% and an expected volatility of 80%.

In December 2015, in connection with the additional advance under the 2014 Loan Agreement, the Company issued additional warrants to purchase 230,387 share of Series 3 convertible preferred stock (“2015 Series 3 Warrants”), subject to adjustment under certain circumstances. The warrants were immediately exercisable at $0.976616 per share of preferred stock and expire in December 2024. If the Company completes a next preferred stock round or an initial public offering of common stock, the exercise price will be the lower of the then effective exercise price, the preferred round price or 80% of an initial public offering price. The Company valued the 2015 Series 3 Warrants using a Black-Scholes option-pricing model, and the initial fair value of the 2015 Series 3 Warrants of $242 was recorded as a debt discount and will be amortized to interest expense over the term of the note payable. The assumptions used in the model were: the fair value of the Series 3 Preferred Stock, which was determined using a PWERM analysis, an expected life of 8.4 years, a risk-free interest rate of 2.2% and an expected volatility of 82%.

The Company classified the 2014 and 2015 Series 3 Warrants as a liability in its balance sheet and is required to remeasure the carrying value of these warrants to fair value at each balance sheet date, with adjustments for changes in fair value recorded to other income or expense in its statements of operations. As of December 31, 2016 and 2015, the fair value of the warrants was $674 and $1,456, respectively. To remeasure the 2014 and 2015 Warrants at December 31, 2016, the assumptions used in the Black-Scholes option-pricing model were: the fair value of the Series 3 Preferred Stock, which was determined using a PWERM analysis, an expected life of 7.5 years, a risk-free interest rate of 2.3% and an expected volatility of 98%.

NOTE 7 –     INTEREST EXPENSE

Interest expense in the statements of operations consisted of the following:

	Year Ended December 31,
	2016	2015	2014
Cash interest expense	$2,397	$1,719	$617
Noncash interest expense:
Debt discount and deferred financing costs	993	1,091	299
Liability for potential royalty accretion (See Note 8)	—	350	480

Subtotal noncash interest expense	993	1,441	779

Total interest expense	$3,390	$3,160	$1,396

Interest accrued on convertible promissory notes	$1,016	$—	$—

NOTE 8 –     COLLABORATION AND LICENSE AGREEMENT WITH SANOFI

In June 2011, the Company executed an exclusive, worldwide research collaboration and license agreement (the “Collaboration”) with Sanofi, a global pharmaceutical company, for novel classes of antibiotics resulting from the Company’s ESKAPE pathogen program (at the time known as the RX-04 program). Under the terms of the Collaboration, the Company received nonrefundable fees related to contract research and development milestones (as defined in the Collaboration) of $19,000 and $3,000 in July 2011 and January 2012, respectively, which had been achieved as of those dates.

Under ASC 730-20, Research and Development—Research and Development Arrangements, the Company determined that the Collaboration should be accounted for as an obligation to perform contractual services as the repayment of any of the arrangement consideration provided by Sanofi depended solely on the results of the Collaboration during the Research Term (June 28, 2011, to June 28, 2014) having future economic benefit.

The Company evaluated the Collaboration in accordance with ASC 605-25, Revenue Recognition – Multiple Element Arrangements, and determined that the deliverables under the Collaboration should be accounted for as a single unit of accounting. The Company determined it would fulfill its performance obligations under the Collaboration ratably throughout the period over which the performance obligations occur, and therefore, recognized the nonrefundable fees into revenue on a straight-line basis over the Research Term.

In July 2013, the Company and Sanofi executed a termination agreement (the “Termination Agreement”), pursuant to which all rights, obligations, and duties under the Collaboration were terminated for both parties. The Company retains all of the rights, title, and interest in all ESKAPE pathogen products. As consideration for being released from its remaining obligations under the Collaboration, the Company agreed to increase the royalty payments to be made to Sanofi as compared to the original royalty payments that would have been made under the Collaboration. Under the Termination Agreement, the Company is obligated to make royalty payments to Sanofi equal to the applicable percentage of worldwide net sales of qualified products (as defined). The applicable percentage shall be 3% until the aggregate payments to Sanofi equal $22,000, at which time the applicable percentage will be reduced to 1% during the remaining period of the royalty obligation (as defined). Qualified products shall only include those products that are commercialized on or before the tenth anniversary date of the Termination Agreement. The obligation to make any royalty payments ends 10 years after the first commercial sale of the first such qualifying product. The Company considered the release of the remaining obligation in exchange for the obligation to make incremental royalty payments to be a nonmonetary transaction under ASC 845, Nonmonetary Transactions. Based on the nature of the Termination Agreement, the obligation to pay the incremental royalty payments, should future sales occur, has been deemed similar to transactions representing a sale of future revenues for which debt classification is appropriate based on the provisions of ASC 470, Debt. Accordingly, the Company recognized, at the date of the Termination Agreement, a liability for potential future royalties based on the fair value of the potential future royalty payments that may be made to Sanofi, which was estimated to be $3,926.

The liability for potential future royalty payments is presented in the balance sheets as “Liability for Potential Royalties” and was initially being accreted to its expected future value using the effective interest method, with adjustments made to the liability by recording a cumulative adjustment for any changes in estimates related to the amount and timing of estimated future royalty payments. In July 2014, the Company revised its estimated commercialization date of future ESKAPE antibiotics from 2018 to 2020, resulting in a decrease to the projected liability of $1,026, which was recognized in other income for the year ended December 31, 2014. In December 2015, the Company further revised its estimated commercialization date of future ESKAPE antibiotics to beyond July 2023, which would preclude the ESKAPE antibiotics from being a qualified product eligible for royalties. Accordingly, the Company determined that the expected liability was $0 as of December 31, 2015, and recognized a gain of $3,971, which was recorded as other income for the year ended December 31, 2015. As of December 31, 2016, there were no qualified products under development; as such, the liability for potential future royalties continues to be estimated as $0, and there is no need to evaluate the value of the liability in future periods. Non-cash interest expense related to accretion of the liability was $0, $350 and $480 for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 9 – FAIR VALUE MEASUREMENTS

The provisions of the accounting standard for fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The transaction of selling an asset or transferring a liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant who holds the asset or owes the liability. Therefore, the objective of a fair value measurement is to determine the price that would be received when selling an asset or paid to transfer a liability (an exit price) at the measurement date. This standard classifies the inputs used to measure fair value into the following hierarchy:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3—Unobservable inputs for the asset or liability.

The following table lists the Company’s assets and liabilities that are measured at fair value and the level of inputs used to measure their fair value at December 31, 2016 and 2015. The money market fund is included in cash & cash equivalents on the balance sheet; the other items are in the captioned line of the balance sheet.

	As of December 31, 2016
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$2,035	$—	$—	$2,035
Preferred stock tranche assets	—	—	—	—

Total assets at fair value	$2,035	$—	$—	$2,035

Liabilities:
Preferred stock warrants	$—	$—	$674	$674

Total liabilities at fair value	$—	$—	$674	$674

	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$13,016	$—	$—	$13,016
Preferred stock tranche assets	—	—	1,313	1,313

Total assets at fair value	$13,016	$—	$1,313	$14,329

Liabilities:
Preferred stock warrants	$—	$—	$1,456	$1,456

Total liabilities at fair value	$—	$—	$1,456	$1,456

The preferred stock warrants and preferred stock tranche assets and liabilities were valued using a Black-Scholes option-pricing model and Level 3 unobservable inputs. The significant unobservable inputs include the value of the Company’s convertible preferred stock valued using a PWERM method (as described in the next paragraph), the risk-free interest rate, remaining contractual term, and expected volatility. Significant increases or decreases in any of these inputs in isolation would result in a significantly different fair value measurement. An increase in the risk-free interest rate, and/or an increase in the remaining contractual term or expected volatility, would result in an increase in the fair value of the warrants.

The Company’s convertible Series 3-B Preferred Stock (see Note 10), issued under the Eurofarma agreement (see Note 3), was valued using a PWERM method, including Level 3 unobservable inputs. Under a PWERM, the value of the Company’s convertible preferred stock, common stock and derivative instruments are estimated based upon an analysis of future enterprise values under various liquidity events. The future enterprise value is allocated among the various equity classes expected to be outstanding at the liquidity events based on the rights and preferences of each class. The significant unobservable inputs include the total probabilities of an initial public offering (“IPO”), sale/merger scenarios and liquidation. Multiple scenarios were considered, in order to reflect a range of possible future values; however, the greatest weighting was applied to the IPO scenarios. Significant increases or decreases in these inputs in isolation would result in a significantly different fair value measurement.

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the years ended December 31, 2016 and 2015:

Level 3 Assets	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2016
Preferred stock tranche assets	$1,313	$—	$(1,313)	$—	$—	$—

Total assets at fair value	$1,313	$—	$(1,313)	$—	$—	$—

Level 3 Assets	Fair Value at December 31, 2014	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2015
Preferred stock tranche assets	$—	$—	$(1,349)	$2,662	$—	$1,313

Total assets at fair value	$—	$—	$(1,349)	$2,662	$—	$1,313

The following tables summarize the changes in fair value of the Company’s Level 3 liabilities for the years ended December 31, 2016 and 2015:

Level 3 Liabilities	Fair Value at December 31, 2015	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2016
Preferred stock warrants	$(1,456)	$—	$782	$—	$—	$(674)

Total liabilities at fair value	$(1,456)	$—	$782	$—	$—	$(674)

Level 3 Liabilities	Fair Value at December 31, 2014	Realized Gains (Losses)	Change in Unrealized Gains (Losses)	(Issuances) Settlements	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2015
Preferred stock tranche liabilities	$(3,673)	$—	$(1,379)	$5,052	$—	$—
Preferred stock warrants	(1,256)	—	42	(242)	—	(1,456)

Total liabilities at fair value	$(4,929)	$—	$(1,337)	$4,810	$—	$(1,456)

NOTE 10 – CONVERTIBLE PREFERRED STOCK

Under the Company’s amended and restated articles of incorporation, the Company’s convertible preferred stock was recorded at fair value as of the date of issuance based on original issue price corroborated by a PWERM analysis (as described in Note 9), net of issuance costs. Outstanding convertible preferred stock as of December 31, 2016 and 2015, consisted of the following:

	As of December 31, 2016
	Shares		Carrying Values	Liquidation Preference
	Designated	Outstanding
Series 1 Convertible Preferred Stock	9,363,187	9,363,187	$1,433	$18,822
Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	5,107,484

Total Series 2-A Convertible Preferred Stock	25,889,329	25,889,329	17,027	25,683

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,919,846

Total Series 2-B Convertible Preferred Stock	67,628,973	67,628,973	49,038	112,254

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	84,863
Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	16,326
Series 4 Convertible Preferred Stock	67,603,974	67,603,974	73,729	78,405

Total Convertible Preferred Stock	255,973,814	254,591,489	$218,343	$336,353

	As of December 31, 2015
	Shares		Carrying Values	Liquidation Preference
	Designated	Outstanding
Series 1 Convertible Preferred Stock	9,363,187	9,363,187	$1,433	$17,428
Series 2-A(1) Convertible Preferred Stock	20,781,845
Series 2-A(2) Convertible Preferred Stock	5,107,484

Total Series 2-A Convertible Preferred Stock	25,889,329	25,889,329	17,027	23,780

Series 2-B(1) Convertible Preferred Stock	27,709,127
Series 2-B(2) Convertible Preferred Stock	39,919,846

Total Series 2-B Convertible Preferred Stock	67,628,973	67,628,973	49,038	107,555

Series 3 Convertible Preferred Stock	80,225,978	78,843,653	71,125	78,577
Series 3-B Convertible Preferred Stock	5,262,373	5,262,373	5,991	15,117
Series 4 Convertible Preferred Stock	54,561,791	54,561,791	60,113	59,154

Total Convertible Preferred Stock	242,931,631	241,549,306	$204,727	$301,611

During the years ended December 31, 2016 and 2015, there were no changes in the shares outstanding or carrying value of the Series 1, Series 2-A, or Series 2-B Convertible Preferred stock. The following table presents the movements in the shares outstanding and carrying values of the Series 3, Series 3-B and Series 4 convertible preferred stock during the years ended December 31, 2016 and 2015:

	Series 3 Convertible Preferred Stock		Series 3-B Convertible Preferred Stock		Series 4 Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2014	—	$—	—	$—	—	$—

Issuance of preferred stock, net of issuance costs	56,316,891	49,938
Recognition of tranche liabilities		(3,322)

Balance at January 1, 2015	56,316,891	$46,616	—	$—	—	$—

Issuance of preferred stock, net of issuance costs	22,526,762	19,997	5,262,373	5,991	54,561,791	56,911
Recognition of tranche liabilities		4,512				3,202

Balance at December 31, 2015	78,843,653	$71,125	5,262,373	$5,991	54,561,791	$60,113

Issuance of preferred stock, net of issuance costs					13,042,183	13,616

Balance at December 31, 2016	78,843,653	$71,125	5,262,373	$5,991	67,603,974	$73,729

Series 4 Preferred Stock Financing—In June 2015, pursuant to the Series 4 convertible preferred stock purchase agreement (“Series 4 Purchase Agreement”), the Company agreed to sell up to $67,000 of convertible preferred stock (“Series 4 Preferred Stock”) at $1.044687 per share in two closings and an optional third closing. The Company agreed to certain terms and conditions with respect to the issuance of the Series 4 Preferred Stock, including a liquidation preference equal to the original issue price, plus any accrued but unpaid dividends and a liquidation priority over the Series 3, Series 2 and Series 1 Preferred Stock. The first tranche closed in June 2015 for $45,911, net of issuance costs of $89, for 44,032,324 shares of Series 4 Preferred Stock. The second tranche closed in December 2015 for approximately $11,000 for 10,529,467 shares of Series 4 Preferred Stock (issuance costs were not material). The Company also had an option to require one investor to purchase up to an additional $10,000 of Series 4 Preferred Stock at the same price (“Optional Third Closing”), which was exercisable until June 2016. In March 2016, the Company exercised its option for the Optional Third Closing and issued 13,042,183 shares of Series 4 Preferred Stock for proceeds of $13,616 (net of issuance costs of $9), including proceeds from additional investors who chose to participate in the Optional Third Closing.

The Company determined the rights of the investors to purchase shares of Series 4 (the Second Tranche) and the Company’s right to require an investor to purchase shares of Series 4 (the Optional Third Closing) met the definition of freestanding financial instruments. Accordingly, the fair value of the rights related to the Second Tranche was recognized as a liability and the fair value of the rights related to the Optional Third Closing was recognized as an asset, with an offsetting net reduction to preferred stock. The Company determined the fair values using a Black-Scholes option-pricing model. The significant assumptions used in the model were:

•	the market price, equal to the estimated value of the Company’s common stock;

•	the exercise price, equal to $1.044687;

•	a risk-free rate, determined by reference to yields of U.S. Treasury notes of comparable duration at each measurement date;

•	an expected life equal to the estimated time between the measurement date and the expected tranche closing date; and

•	an estimated volatility of approximately 72%.

Upon the original issuance of the Series 4 Preferred Stock, the Company recorded $2,662 in tranche assets, which represented the fair value associated with the Optional Third Closing, and $2,043 in tranche liabilities, which represented the fair value associated with Second Tranche. The Company adjusted the carrying values of the tranche obligations to their estimated fair values at each quarter end, with adjustments recorded within other income (expense) in the statements of operations. The Company recognized $1,889 of other expense during 2015 related to the remeasurement of the tranche asset and liability. The tranche liability settled in December 2015 with the closing of the Second Tranche. As of December 31, 2015, the fair value of the tranche asset was $1,313. In connection with the closing of the Optional Third Closing in the first quarter of 2016, the fair value of the tranche asset was re-measured and $1,313 was recorded as other expense.

Series 3 Preferred Stock Financing—In January 2014, pursuant to the Series 3 Convertible Preferred Stock Purchase Agreement, the Company agreed to sell up to $70,000 of Series 3 Convertible Preferred Stock (“Series 3 Preferred Stock”) in three closings (“Series 3 Financing”), at $0.887833 per share. The first tranche closed in January 2014 in the amount of $34,940, net of issuance costs of $60, for 39,421,825 shares of Series 3 Convertible Preferred Stock. The second tranche closed in September 2014 in the amount of $14,998, net of issuance costs of $2, for 16,895,066 shares of Series 3 Convertible Preferred Stock. The third tranche closed in March 2015 in the amount of $19,998, net of issuance costs of $3, for 22,526,762 shares of Series 3 Convertible Preferred Stock. The Company agreed to certain terms and conditions with respect to the issuance of the Series 3 Preferred Stock, including a liquidation preference equal to the original issue price, plus any accrued but unpaid dividends and a liquidation priority over the Series 2 and Series 1 Preferred Stock.

The Company determined the right of the investors to purchase shares of Series 3 in future tranches (the second and third closings) met the definition of a freestanding financial instrument and recognized a liability at fair value, with an offsetting reduction to Preferred Stock upon the original issuance of the Series 3 Preferred Stock. The Company determined the fair value of the tranches using a Black-Scholes option-pricing model. The significant assumptions used in the model were:

•	the market price, equal to the estimated value of the Company’s common stock;

•	the exercise price, equal to $0.887833;

•	a risk-free rate, determined by reference to yields of U.S. Treasury notes of comparable duration at each measurement date;

•	an expected life equal to the estimated time between the measurement date and the expected tranche closing date; and

•	an estimated volatility of 50%.

The Company adjusted the carrying value of the tranche obligations to its estimated fair value at each reporting date. Increases or decreases in the fair value of the tranche obligations were recorded within other income (expense) in the statements of operations. The Company recognized $839 of other expense during 2015 related to the remeasurement of the tranche liability. The tranche liability settled in March 2015 with the closing of the third tranche.

Series 3-B Preferred Stock Financing—In connection with the Eurofarma agreements, the Company agreed to issue 5,262,373 shares of Series 3-B Preferred Stock. The agreement, signed in December 2014, required immediate payment for the Series 3-B Preferred Stock. However, the payment for the stock was not received until January 2015, at which time the shares were issued with a carrying value of approximately $6,000 (see Note 3 for further details of the Eurofarma arrangement).

Series 2 Preferred Stock Financing—In November 2012, pursuant to the Series 2 Stock Purchase Agreement, the Company agreed to sell up to $67,500 of Series 2 Convertible Preferred Stock (“Series 2 Preferred Stock”) in multiple closings (“Series 2 Financing”), at $0.721784 per share. The first tranche closed in November 2012 in the amount of $17,961, net of issuance costs of $725, for 25,889,329 shares of Series 2-A Convertible Preferred Stock, consisting of 20,781,845 shares of Series 2-A(1) Convertible Preferred Stock (the “Series 2-A(1) Preferred Stock”) and 5,107,484 shares of Series 2-A(2) Convertible Preferred Stock (the “Series 2-A(2) Preferred Stock”).

In April 2013 and June 2013, pursuant to the Series 2 Stock Purchase Agreement, the Company completed the Tranche 2 Closing in the combined amount of $24,890, net of issuance costs of $23, for 34,516,566 shares of Series 2-B Convertible Preferred Stock, consisting of 27,709,127 shares of Series 2-B(1) Convertible Preferred Stock (the “Series 2-B(1) Preferred Stock”) and 6,807,439 shares of Series 2-B(2) Convertible Preferred Stock (the “Series 2-B(2) Preferred Stock”). The shares were sold at a per share price of $0.721784 and have a liquidation preference equal to two times the original issue price, plus any accrued but unpaid dividends. The Company determined the liquidation preference was an embedded feature of the Series 2-B Convertible Preferred Stock and did not require bifurcation.

In August and November 2013, pursuant to the Series 2 Stock Purchase Agreement, the Company completed an additional Permitted Financing in the combined amount of $23,893, net of issuance costs of $7, for 33,112,407 shares of Series 2-B Convertible Preferred Stock, consisting of 27,154,945 shares of Series 2-B(1) Preferred Stock and 5,957,462 shares of Series 2-B(2) Preferred Stock. The shares were sold at a per share price of $0.721784, and have a liquidation preference equal to two times the original issue price, plus any accrued but unpaid dividends.

Series 1 Preferred Stock—In November 2012, immediately prior to the Series 2 Financing, the Company’s then outstanding 2009 Notes, 2010 Notes and 2011 Notes were converted into 9,363,187 shares of Series 1 Convertible Preferred Stock (“Series 1 Preferred Stock”) in accordance with the original terms provided for in the agreements. At the date of the conversion, the fair value of the Series 1 Preferred Stock was determined to be $1,433 using the PWERM valuation method.

Preferred Stock—The Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 3-B Preferred Stock and Series 4 Preferred Stock (collectively, the “Preferred Stock”) have the following rights and privileges:

Dividends—Dividends accrue to holders of the Preferred Stock at the rate of 8%, compounding per annum (on the original issue prices, as defined, of $1.462645 per share of Series 1 Preferred Stock, $0.721784 per share of Series 2 Preferred Stock, $0.887833 per share of Series 3 Preferred Stock, $2.660397 per share of Series 3-B Preferred Stock and $1.044687 per share of Series 4 Preferred Stock). These dividends are cumulative, and accrue to the holders of the Preferred Stock whether or not funds are legally available and whether or not declared by the board of directors. Such dividends are not accrued into the carrying value of the Preferred Stock until such time as 1) a redeemable liquidation event is deemed probable of occurring or 2) such dividends are declared, neither of which has occurred as of December 31, 2016. As of December 31, 2016, cumulative dividends payable to the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 3-B Preferred Stock and Series 4 Preferred Stock, but not yet declared, totaled $5,127, $21,623, $14,863, $2,326 and $7,780, respectively.

The holders of the Preferred Stock are also entitled to participate in dividends on common stock, when and if declared by the board of directors, based on the number of shares of common stock held on an if-converted basis. No dividends have been declared by the board of directors from inception through December 31, 2016.

Liquidation Rights—In the event of a liquidation, dissolution, merger, sale, or winding up of the Company, upon issuance, the holders of the Series 4 Preferred Stock are entitled to receive, prior to and in preference to the holders of the Series 3 and Series 3-B Preferred Stock, Series 2 Preferred Stock, the Series 1 Preferred Stock and common stock, an amount equal to $1.044687 per share of Series 4 Preferred Stock, plus any accrued but unpaid dividends. After payment in full of the Series 4 Preferred Stock liquidation preference, the holders of the Series 3 and Series 3-B Preferred Stock are entitled to receive, prior to and in preference to the holders of the Series 2 Preferred Stock, the Series 1 Preferred Stock and common stock, an amount equal to $0.887883 per share of Series 3 Preferred Stock and $2.660397 per share of Series 3-B Preferred Stock (subject to certain antidilutive adjustments), plus any accrued but unpaid dividends. After payment in full of the Series 3 and Series 3-B Preferred Stock liquidation preference, the holders of the Series 2 Preferred Stock are entitled to receive, prior to and in preference to the holders of Series 1 Preferred Stock and common stock, from the assets of the Company available for distribution, (A) in the case of the Series 2-B Convertible Preferred Stock, an amount equal to $0.721784 per share of Series 2-B Convertible Preferred Stock (subject to certain antidilutive adjustments), multiplied by two, plus any accrued but unpaid dividends, and (B) in the case of the Series 2-A Convertible Preferred Stock, an amount equal to $0.721784 per share of Series 2-A Convertible Preferred Stock (subject to certain antidilutive adjustments), plus any accrued but unpaid dividends in order of preference. After payment in full of the Series 2 Preferred Stock liquidation preference, the holders of the Series 1 Preferred Stock are entitled to receive, prior to and in preference to the holders of common stock, from the assets of the Company available for distribution, an amount equal to $1.462645 per share of Series 1 Preferred Stock (subject to certain antidilutive adjustments), plus any accrued but unpaid dividends. Any net assets remaining after the payment of preferential amounts to the holders of Preferred Stock shall be shared ratably by the holders of the Preferred Stock with the common stockholders as if all preferred shares were converted into common stock at the time of the event.

Conversion—At the option of the holders of the Preferred Stock (or automatically in the event of a conversion pursuant to an IPO), shares may be converted to such number of shares of common stock as is determined by dividing the applicable conversion base by the then applicable conversion price. The conversion base for each share of the Preferred Stock shall be the original issue price, as defined (plus, in the event of a conversion pursuant to an IPO, all accrued but unpaid dividends). The Conversion Price of each share of Series 1 Preferred Stock shall initially be $9.615178, of each share of the Series 2-A(1) and Series 2-B(1) Preferred Stock shall initially be $0.620239, of each share of the Series 2-A(2) and Series 2-B(2) Preferred Stock shall initially be $0.721784, of each share of the Series 3 Preferred Stock shall initially be $0.887883, of each share of the Series 3-B Preferred Stock shall initially be $2.660397, and of each share of the Series 4 Preferred Stock shall initially be $1.044687. However, after the issuance of the Series 4 Preferred Stock, the Conversion Price of each share of Series 3-B Preferred Stock as of December 31, 2016 was $2.328332. Upon completion of the Optional Third Closing of Series 4 Preferred Stock in March 2016, the Conversion Price of each share of Series 3-B Preferred Stock was reduced further to $2.268401.

Voting and Other Rights—The Preferred Stock has certain voting rights equivalent to the common stockholders. In addition, the lead investor in the Series 2, 3 and 4 Financings acquired certain stockholder contractual rights to solely control all significant decisions of the Company (including, without limitation, sole control of drag-along rights, financings, recapitalizations, and IPO), in each case not subject to any “blocking rights” of the minority stockholders. The holders of the Series 2 Preferred Stock are entitled to elect four representatives (out of nine) to the board of directors.

NOTE 11 – COMMON STOCK

The Company’s certificate of incorporation, as amended, authorizes the Company to issue up to 350,000,000 shares of $0.001 par value common stock. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Holders of the Company’s common stock are not entitled to receive dividends, unless declared by the board of directors. Any such dividends would be subject to the preferential dividend rights of the holders of the Convertible Preferred Stock. There have been no dividends declared to date. The Company has reserved and keeps available out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to effect the conversion of all Convertible Preferred Stock and all issued and outstanding warrants and stock options.

NOTE 12 – STOCK-BASED COMPENSATION

2001 Stock Option and Incentive Plan—In 2001, the Company’s board of directors adopted the 2001 Stock Option and Incentive Plan (“2001 Plan”). The 2001 Plan provided for the granting of incentive and nonqualified stock options and restricted stock bonus awards to officers, directors, employees, and consultants of the Company. As of December 31, 2016 and 2015, the Company had 210 and 258 shares of common stock, respectively, reserved under the 2001 Plan for issuance upon exercise of stock options. The 2001 Plan was terminated in 2011 and no new awards will be granted under the 2001 Plan, but awards previously granted will continue to be outstanding until they are exercised or expire.

2011 Equity Incentive Plan—In November 2011, the Company’s board of directors adopted the 2011 Equity Incentive Plan (“2011 Plan”) to replace the 2001 Plan. The 2011 Plan provides for the granting of incentive stock options, nonqualified options, stock grants, and stock-based awards to employees, directors, and consultants of the Company. In April 2014, the Company’s board of directors authorized an increase of 17,484,210 shares to be reserved for issuance under the 2011 Plan. In September 2015, the Company’s board of directors authorized an additional 5,000,000 shares to be reserved. As of December 31, 2016 and 2015, the Company had 31,071,988 and 31,230,367 shares of common stock, respectively, reserved under the 2011 Plan for issuance upon exercise of stock options.

Stock-Option Activity—The exercise price of each stock option issued under the 2011 Plan is specified by the board of directors at the time of grant, but cannot be less than 100% of the fair market value of the stock on the grant date. In addition, the vesting period is determined by the board of directors at the time of the grant and specified in the applicable option agreement. The Company’s practice is to issue new shares upon the exercise of options.

All options granted during the years ended December 31, 2016 and 2015, were granted with exercise prices not less than the fair market value of the Company’s common stock on the grant date, as approved by the Company’s board of directors.

A summary of the stock-option activity under the 2001 Plan is presented in the table and narrative below:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2015	288	$1,224.74	2.6
Expired	(30)	$1,134.13

Outstanding as of December 31, 2015	258	$1,235.27	1.9	$—

Expired	(4)	1,261.72
Cancelled	(44)	1,417.67

Outstanding and exercisable as of December 31, 2016	210	$1,196.55	1.2	$—

A summary of the stock option activity under the 2011 Plan is presented in the table and narrative below:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2015	22,309,477	$0.53	9.1

Granted	5,942,512	$0.84
Exercised	(934,649)	$0.39		$449
Canceled/expired	(5,503,158)	$0.58

Outstanding as of December 31, 2015	21,814,182	$0.60	8.5	$4,655

Granted	6,202,498	$0.71
Exercised	(158,427)	$0.41
Canceled/expired	(1,656,045)	$0.77		(2)

Outstanding as of December 31, 2016	26,202,208	$0.62	7.9	$—

Exercisable as of December 31, 2016	14,123,425	$0.55	7.3

Exercisable and expected to vest as of December 31, 2016	26,202,208	$0.62	7.9

The weighted-average grant-date per share fair value of options granted under the 2011 Plan during the years ended December 31, 2016 and 2015 was $0.43 and $0.56, respectively. The weighted-average grant-date per share fair value of options that vested under the 2011 Plan during the years ended December 31, 2016 and 2015 was $0.29 and $0.32, respectively.

Under the 2011 Plan, the Company granted 6,202,498 and 5,942,512 of stock options to employees during the years ended December 31, 2016 and 2015, respectively.

Stock-Based Compensation—The Company uses a Black-Scholes option-pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option-pricing model requires the use of the subjective assumptions in order to determine the fair value of stock-based awards.

The assumptions used to value stock option grants were as follows:

	For the Years Ended December 31,
	2016	2015
Risk-free interest rate	1.48%	2.28%
Weighted-average volatility	67.1%	75.0%
Expected term – employee awards (in years)	6.0	6.0
Forefeiture rate	0.00%	7.00%
Dividend yield	—	—

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Weighted-average Volatility—As the Company has been privately held since inception, there is no specific historical or implied volatility information available. Accordingly, the Company determines volatility based on an average of reported volatility of selected peer companies in the pharmaceutical and biotechnology industry in a similar stage of development.

Expected Term—The Company calculates expected term for employee awards using the “simplified” method for “plain vanilla” options, which is the simple average of the vesting period and the contractual term of the option. The Company uses the contractual term as the expected term for nonemployee awards.

Forfeiture Rate—On January 1, 2016, Melinta adopted the guidance in ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, and changed its accounting policy for stock-based compensation to recognize stock option forfeitures as they occur rather than estimating an expected amount of forfeitures.

Expected Dividend Yield—The Company has never declared or paid any cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Stock-based compensation reported in the Company’s statements of operations was as follows:

	For the Years Ended December 31,
	2016	2015	2014
Stock-based compensation expense:
Research and development	$1,169	$787	$521
General and administrative	1,346	998	853

Total stock-based compensation expense	$2,515	$1,785	$1,374

No related tax benefits associated with stock-based compensation expense has been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss carryforwards.

Total aggregate unrecognized stock-based compensation cost under both the 2001 Plan and the 2011 Plan as of December 31, 2016 and December 31, 2015, net of forfeitures, was $4,703 and $4,832, respectively. The unrecognized stock-based compensation as of December 31, 2016, will be recognized over a weighted-average period of 2.6 years.

NOTE 13 – INCOME TAXES

The tax effects of the temporary differences and net operating losses that give rise to significant portions of deferred tax assets are as follows (in thousands):

	As of December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$106,826	$78,833
Tax credit carryforwards	7,386	5,763
Deferred revenue	—	—
Fixed assets	1,051	1,136
Stock compensation expense	2,406	1,434
Licenses	1,008	1,164
Others	144	150

Total deferred tax assets	118,821	88,480
Valuation allowance	(118,821)	(88,480)

Net deferred tax assets	$—	$—

The Company has established a full valuation allowance because the Company does not believe that it is more likely than not that it will generate sufficient taxable income to realize the deferred tax assets and, therefore, not recognize any benefits from the net operating losses, tax credits, and other deferred tax assets. For the years ended December 31, 2016 and 2015, the Company’s valuation allowance increased by $30,341 and $30,953, respectively.

The Company has determined that its ability to utilize its previously generated federal net operating losses and federal tax credits would be limited under Sections 382 and 383 of the Internal Revenue Code (“Section 382”). The limitations under Section 382 apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain stockholders increase their aggregated ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). The Company determined that it will be subject to Section 382 limitations due to previous ownership changes, specifically associated with its Recapitalization in 2012. In addition, future changes in stock ownership may trigger additional ownership changes and, consequently, additional Section 382 limitations. Due to the significant complexity and cost associated with a change in control study, and the expectation of continuing to incur losses whereby the net operating losses and federal tax credits are not anticipated to be used in the foreseeable future, the Company has not undergone a formal Section 382 study to assess the changes in control since the Company’s formation.

As of December 31, 2016, the Company had the following tax net operating loss carryforwards available to reduce future federal and Connecticut taxable income and research and development tax credit carryforwards available to offset future federal and Connecticut income taxes:

	Amount	Expire
Tax net operating loss carryforwards:
Federal	$278,180	2020-2036
State of Connecticut	275,874	2020-2036
Research and development tax credit carryforwards:
Federal	$6,227	2020-2036
State of Connecticut	1,736	Do not expire

The provision for income taxes differs from income taxes computed at the federal statutory tax rates for the years ended December 31, 2016 and 2015, due to the following items:

	Year Ended December 31,
	2016	2015	2014
Federal statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal income tax benefit	5.0	5.0	5.4
State net operating loss limitations	—	—	(17.2)
Change in valuation allowance	(41.0)	(39.3)	(25.3)
Research and development tax credits	2.2	2.3	3.3
Impact of change in fair value of tranche asset and liabilites	(0.3)	(1.3)	—
Other	0.1	(0.7)	(0.2)

Effective income tax rate	0.0%	0.0%	0.0%

ASC 740, Income Taxes, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized.

As of December 31, 2016, the Company did not have any unrecognized tax benefit. To the extent penalties and interest would be assessed on any underpayment of income tax, the Company’s policy is that such amounts would be accrued and classified as a component of income tax expense in the financial statements. To date, the Company has not recorded any such interest or penalties.

The Company’s primary income tax jurisdictions are the United States, Connecticut and Illinois. As a result of the Company’s net operating loss carryforwards, the Company’s federal and Connecticut statutes of limitations remain open for all tax years since 2000. The Company does not currently have any federal, Connecticut or Illinois income tax examinations in progress, nor has the Company had any federal, Connecticut or Illinois income tax examinations since inception.

NOTE 14 – STATE TAX EXCHANGE CREDIT

In the state of Connecticut, companies have the opportunity to exchange certain research and development tax credit carryforwards for a cash payment equal to 65% of the research and development tax credit. The research and development expenses that qualify for Connecticut tax credits are limited to those costs incurred within Connecticut. The Company has elected to participate in the exchange program and, as a result, has recognized net benefits of $160, $114 and $275 for the years ended December 31, 2016, 2015 and 2014, respectively. These tax benefits are included in other expense in the accompanying statements of operations.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company is a lessee under a lease agreement for its principal research facility at 300 George Street, New Haven, Connecticut, that expires in August 2018. The Company is a lessee under a lease agreement for its administrative facility at 300 Tri-State International, Lincolnshire, Illinois, that expires in March 2022. In 2016, the Company exercised an option to lease additional office space in the Lincolnshire, Illinois, location, which will become effective in April 2017.

The terms of the Connecticut lease provide for even rental payments over the life of the lease, and the Company recognizes rent expense on a straight-line basis over the noncancelable lease term. The Company is required to pay its share of operating expenses, and these amounts are not included in rent expense or minimum operating lease payments below.

The terms of the Illinois lease provide for rental payments on a graduated scale, and the Company recognizes rent expense on a straight-line basis over the noncancelable lease term and records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability included in accrued expenses. The Company is required to pay its share of operating expenses, and these amounts are not included in rent expense or minimum operating lease payments below.

Rent expense under operating leases for facilities and equipment was $690 and $688 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, minimum operating lease payments under noncancelable leases (as amended) were as follows:

Amounts
2017	$748
2018	636
2019	253
2020	257
2021	260
Thereafter	132

Total future minimum payments	$2,286

License Agreements—In December 2001, the Company entered into an exclusive license agreement with Yale University (“Yale”) under which the Company obtained an exclusive right to use certain technology related to the high-resolution X-ray crystal structure of a 50S ribosome through the term of Yale’s patent rights on such technology. In return, the Company issued 61 shares of the Company’s common stock. The fair value of the shares of $35 was charged to operations in 2001. In September 2004 and December 2009, the license agreement was amended to include additional 50S ribosome technology and 70S ribosome technology owned by Yale, and the Company paid Yale license fees of $15 upon each amendment. The Company uses the licensed technology in its ESKAPE pathogen program. The Company is obligated to certain diligence requirements and has the right to grant sublicenses to third parties, although Yale is entitled to a portion of payments received from the sublicensees. Under the license agreement, the Company may be required to make payments to Yale of up to $900 upon achieving certain regulatory approval milestones for each of the first three products developed under the license. In accordance with the license agreement, Yale is also entitled to receive percentage royalty payments in the single digits based on net sales, if any, of products using the subject matter of the license. Upon the occurrence of certain events, Yale has the right to terminate the license agreement upon 60 days’ written notice to the Company, should the Company fail to make a material payment under the agreement, commit a material breach of the agreement, fail to carry insurance required by the agreement, cease to carry on the Company’s business, or become subject to bankruptcy or a similar insolvency event. The Company has the right to terminate the license agreement upon 90 days’ written notice to Yale. Unless earlier terminated, the agreement will continue in effect until the last of the licensed patents expires.

In March 2005, the Company entered into an exclusive license agreement with the Medical Research Council (“MRC”) under which the Company acquired rights to certain patent applications and other intellectual property related to the high-resolution X-ray crystal structure of a 30S ribosome through the term of the MRC’s patent rights on such technology. Upon entering into the license agreement, the Company paid the MRC a license fee of $10. The Company uses the licensed technology in its ESKAPE pathogen program. The Company is obligated to certain diligence requirements and has the right to grant sublicenses to third parties. Under the license agreement, the Company may be required to pay the MRC an aggregate of $610 upon the achievement of specified development and regulatory approval milestones for a pharmaceutical product and $100 for a diagnostic product. In accordance with the license agreement, the MRC is also entitled to receive percentage royalty payments in the single digits based on net sales, if any, of licensed pharmaceutical and diagnostic products. The Company and the MRC have the right to terminate the license agreement upon 30 days’ written notice if the other party commits a material breach of the agreement or an insolvency event occurs with respect to the other party, and the MRC may terminate the agreement if the Company challenges the protection of the licensed patent rights and know-how. Unless earlier terminated, the term of the agreement continues until the expiration of the last to expire claim of the licensed patent rights on a country-by-country basis.

In May 2006, the Company and Wakunaga Pharmaceutical Co., Ltd. (“Wakunaga”) executed a license agreement under which the Company acquired rights to certain patents, patent applications, and other intellectual property related to Baxdela. To date, the Company has made $5,100 of nonrefundable payments to Wakunaga. Under the license, the Company has the right to grant sublicenses, although Wakunaga is entitled to a substantial portion of nonroyalty income received from a sublicense of the Wakunaga technology. Pursuant to an amendment of the license agreement in November 2012, and later amended in May 2017, the future payments under the license agreement were adjusted. The license agreement, as amended, provides for potential additional future payments of up to $9,000 to Wakunaga upon the achievement of specified development and regulatory milestones, in addition to potential future sales milestone payments, and tiered royalty payments in the single digits on net sales, if any, of the licensed product. Of the $9,000, Melinta paid Wakunaga $1,590 in March 2017 in connection with its license and collaboration agreement with Menarini (see Note 20). Wakunaga has certain termination rights, should the Company fail to perform its obligations under the agreement, the Company becomes subject to bankruptcy or similar events, or the Company’s business is transferred or sold and the successor requires the Company to terminate a substantial part of its development activities under the agreement. The Company has the right to terminate the license for cause upon six months’ written notice to Wakunaga. Unless earlier terminated, the license agreement will continue in effect on a country-by-country and product-by-product basis until the Company is no longer required to pay any royalties, which is the later of the date the manufacture, use or sale of a licensed product in a country is no longer covered by a valid patent claim, or a specified number of years following the first commercial sale in such country.

In November 2010, the Company entered into a license and supply agreement with CyDex Pharmaceuticals, Inc. (now a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated, both hereafter referred to as Ligand) under which the Company obtained an exclusive right, under certain patents and patent applications, to use Ligand’s beta sulfobutyl cyclodextrin, Captisol, in the Company’s development and commercialization of a Baxdela product. In addition, under the terms of the license agreement, the Company obtained a nonexclusive license to Ligand’s Captisol data package. Upon entering into the license agreement, the Company made a nonrefundable payment of $300 to Ligand. In January 2011, May 2013 and October 2016, the Company made milestone payments to Ligand under the agreement of $150, $500, and $1,500, respectively. The Company is obligated to certain diligence requirements and has the right to grant sublicenses to third parties. The license agreement provides for payments of up to $2,100 to Ligand upon the achievement of future development and commercial milestones, and obligations to make percentage royalty payments in the single digits based on net sales, if any, of the licensed product. Additionally, the Company has agreed to purchase its requirements of Captisol from Ligand for use in a Baxdela product, with pricing established pursuant to a tiered pricing schedule. Ligand has certain rights to terminate the agreement following a cure period, should the Company fail to perform its obligations under the agreement. In addition, Ligand may terminate the agreement immediately if the Company fails to pay milestones or royalties due under the agreement or if the Company becomes subject to bankruptcy or similar events. The Company has the right to terminate the license upon 90 days’ written notice to Ligand. Unless earlier terminated, the agreement will continue in effect until the expiration of the Company’s obligation to pay royalties. Such obligation expires, on a country-by-country basis, over a specified number of years following the expiration date of the last valid claim of a licensed product in the country of sale; if there has never been a valid claim of a licensed product in the country of sale, then such number of years after the first sale of the licensed product in such country.

In December 2014, the Company entered into a license agreement with a contract research organization (“CRO”) for the development and commercialization of Radezolid in topical formulations for a variety of dermatological indications. Melinta retains the option to co-develop or fully regain rights to Radezolid upon completion of specific development milestones. In March 2016 and February 2017, the Company paid milestones totaling $900 and $450, respectively, to the CRO under this license agreement, which was recorded as an expense when paid.

All payments made under these license agreements have been expensed as research and development expenses in the Company’s statements of operations.

Contingencies—The Company may become subject to claims and assessments from time to time in the ordinary course of business. Such matters are subject to many uncertainties. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of December 31, 2016 and 2015, the Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

NOTE 16 – BENEFIT PLAN

The Company has a 401(k) Plan in which all of the Company’s employees are eligible to participate. Each year, the Company may, but is not required to, make matching contributions to the 401(k) Plan. For the years ended December 31, 2016 and 2015, the Company made matching contributions to the 401(k) Plan of $306 and $288, respectively.

NOTE 17 – RELATED PARTY TRANSACTIONS

The Company uses various software tools in the research and development discovery process. These tools are licensed at market rates from a company owned by Dr. William Jorgensen. Dr. Jorgensen is a founder of the Company and is the spouse of the Company’s Chief Scientific Officer. Total fees paid to Dr. Jorgensen’s company were $43, $43 and $46 for the years ended December 31, 2016, 2015 and 2014, respectively.

Dr. Thomas Koestler is the Company’s Chairman of the Board and is employed by our lead investor. Dr. Koestler received compensation for his role in the amount of $150 for each of the years ended December 31, 2016, 2015 and 2014. In addition, during the year ended December 31, 2015, the Company granted stock options to purchase 795,072 shares with an exercise price of $0.87 and a fair value of $461. The Company did not grant stock options to Mr. Koestler during the year ended December 31, 2016.

In August 2015, the Company entered into a supply and distribution agreement with Malin Life Sciences Holdings Limited (“Malin”), a principal investor of the Company with a more than 5% ownership interest. Pursuant to the terms and conditions of the supply and distribution agreement, Malin or its affiliates are entitled to exclusive rights to obtain product approval, procure supply from the Company and to commercialize Baxdela in Africa and the Middle East. In connection with the supply and distribution agreement, the Company is entitled to receive a royalty percentage of net sales of Baxdela. No upfront payments were received or paid in connection with this agreement.

In 2016, the Company issued Convertible Promissory Notes to certain of its investors. See Note 5 for discussion of these notes.

NOTE 18 – SELECTED UNAUDITED QUARTERLY RESULTS OF OPERATIONS

The table presented below is a summary of quarterly data for the years ended December 31, 2016 and 2015.

(in thousands except per share amounts)
2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Research and development expenses	$13,754	$9,847	$9,888	$16,302	$49,791
General and administrative expenses	5,759	4,951	4,114	4,586	19,410
Total Other Expense, Net	1,802	771	664	1,494	4,731
Net Loss	$21,315	$15,569	$14,666	$22,382	$73,932

Basic Net Loss Per Share(1)	$26.35	$20.84	$19.94	$27.17	$94.29

2015
Research and development expenses	$13,527	$14,769	$17,977	$16,515	$62,788
General and administrative expenses	3,235	3,180	4,160	3,584	14,159
Total Other (Income) Expense, Net	1,342	616	3,276	(3,505)	1,729
Net Loss	$18,104	$18,565	$25,413	$16,594	$78,676

Basic Net Loss Per Share(1)	$309.96	$324.30	$434.20	$50.00	$600.78

(1)	The sum of the four quarters is not necessarily the same as the total for the year

NOTE 19 – NET LOSS PER SHARE

Basic net loss attributable to common stockholders per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. During periods where the Company might earn net income, the Company would allocate to participating securities a proportional share of net income determined by dividing total weighted-average participating securities by the sum of the total weighted-average common shares and participating securities (the “two-class method”). The Company’s preferred stock participates in any dividends declared by the Company and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods where the Company incurred net losses, the Company allocates no loss to participating securities because they have no contractual obligation to share in the losses of the Company. The Company computes diluted loss per common share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such nonparticipating securities would be antidilutive. Because the Company has reported net losses for the years ended December 31, 2016, 2015 and 2014, diluted net loss per common share is the same as basic net loss per common share for those periods.

The following potentially dilutive securities (in common stock equivalent shares) have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:

	Years Ended December 31,
	2016	2015	2014
Options to purchase common stock	26,202,418	21,814,440	22,309,765
Preferred stock warrants	1,382,323	1,382,323	1,151,936
Common stock warrants	2,058	2,058	2,058
Convertible preferred stock	254,591,489	241,549,306	159,198,380

NOTE 20 – SUBSEQUENT EVENTS

In connection with the Company’s initial publication of the December 31, 2016, financial statements, the Company evaluated subsequent events through May 10, 2017, the date these financial statements were available to be issued.

In connection with the Company’s reissuance of its financial statements in this Current Report on Form 8-K, the Company has updated such evaluation for disclosure purposes through December 5, 2017, the date on which the retrospectively revised December 31, 2016, financial statements were reissued (as to the segment information, loss per share information and quarterly results).

In February 2017, the Company executed a license and collaboration agreement with A. Menarini Industrie Farmaceutiche Riunite S.r.l. (“Menarini”), a leading pharmaceutical company in western Europe, under which we licensed rights to commercialize Baxdela in certain European, Asia-Pacific and other rest-of-world territories. Pursuant to the terms and conditions of the arrangement, Menarini is entitled to exclusive rights to obtain product approval, procure supply from the Company and to commercialize Baxdela in the licensed territories, and the Company is entitled to commercial milestones and to receive a royalty percentage of net sales of Baxdela. In addition, Menarini and the Company agreed to share jointly in the future development cost of Baxdela. In connection with this arrangement, we received $19.9 million upfront, and going forward, we will receive reimbursement for 50% of the costs incurred for efforts to expand the applicable indications for Baxdela. We are currently evaluating the revenue recognition related to the consideration under this arrangement. In connection with this license and collaboration with Menarini, the Company paid Wakunaga $1,590, which was credited toward the Company’s future payment obligations (see Note 15).

Any other significant events that occurred after December 31, 2016, are disclosed elsewhere in these financial statements and are identified as subsequent events.